Exhibit 4
                                                                      ---------


                          CERTIFICATE OF DESIGNATIONS
                                       OF
                           SERIES Z PREFERRED SHARES
                                       OF
                      BLACKROCK KELSO CAPITAL CORPORATION


          BlackRock Kelso Capital Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation (the "Board of Directors") pursuant to authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law:

          RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors in accordance with the provisions of the Certificate of Incorporation of the Corporation, as amended (the "Certificate of Incorporation"), the Board of Directors hereby creates a series of the authorized preferred stock, par value $0.001 per share, and hereby states the designation and number thereof, and fixes the voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, as follows:

          Section 1. Designation and Amount. The Corporation hereby creates and establishes a series of preferred shares of interest and designates such shares as "Series Z Preferred Shares" (the "Series Z Shares"). The Corporation is authorized to issue up to 400 Series Z Shares to persons or entities to be determined by the officers or other authorized persons of the Corporation (collectively, the "Authorized Persons").

          Section 2. Dividends.

                  (a) Holders of the Series Z Shares shall be entitled to receive when, as and if declared by the Board of Directors, or a duly authorized committee thereof, cumulative dividends in an amount equal to 8% per year of the Liquidation Preference (as defined below) of each such Series Z Share. Distributions in respect of the Series Z Share shall be payable on such dates (each, a "Dividend Payment Date") not less often than annually, as the Board of Directors, in consultation with the investment advisor to the Corporation (the "Investment Manager"), may determine, to the holders of record of the Series Z Shares as they appear on the stock register of the Corporation at the close of business on the fifth Business Day preceding such Dividend Payment Date, in preference to dividends on Common Shares and any other Shares of the Corporation ranking junior to the Series Z Shares in payment of dividends. Dividends on the Series Z Shares shall accumulate from the date on which such Series Z Shares are originally issued. Each period beginning on and including a Dividend Payment Date (or the date of original issue of the Series Z Shares, in the case of the first dividend period after issuance of such Series Z Shares) and ending on but excluding the next succeeding Dividend Payment Date is referred to herein as a "Dividend Period". Dividends on account of arrears for any past Dividend Period or in connection with the redemption of the Series Z Shares may be declared and paid at any time, without reference to any Dividend Payment Date, to the holder of record on such date not exceeding 30 days preceding the payment date thereof as shall be fixed by the Board of Directors.

                  (b) (i) No full dividends shall be declared or paid on the Series Z Shares for any dividend period or part thereof unless full cumulative dividends due through the most recent Dividend Payment Dates therefor for all series of Preferred Shares of the Corporation ranking on a parity with the Series Z Shares as to the payment of dividends have been or contemporaneously are declared and paid through the most recent Dividend Payment Dates therefor. If full cumulative dividends due have not been paid on all such outstanding Preferred Shares, any dividends being paid on such Preferred Shares (including the Series Z Shares) will be paid as nearly pro rata as possible in proportion to the respective amounts of dividends accumulated but unpaid on each such series of Preferred Shares on the relevant Dividend Payment Date. No holder of the Series Z Shares shall be entitled to any dividends, whether payable in cash, property or shares, in excess of full cumulative dividends as provided in this paragraph 2(b)(i) on the Series Z Shares. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payments on the Series Z Shares that may be in arrears.

                      (ii) For so long as the Series Z Shares are outstanding, the Corporation shall not pay any dividend or other distribution (other than a dividend or distribution paid in Common Shares, or options, warrants or rights to subscribe for or purchase Common Shares or other shares, if any, ranking junior to the Series Z Shares as to dividends and upon liquidation) in respect of the Common Shares or any other shares of the Corporation ranking junior to the Series Z Shares as to the payment of dividends and the distribution of assets upon liquidation, or call for redemption, redeem, purchase or otherwise acquire for consideration any Common Shares or any other shares of the Corporation ranking junior to the Series Z Shares as to the payment of dividends and the distribution of assets upon liquidation (except by conversion into or exchange for shares of the Corporation ranking junior to the Series Z Shares as to dividends and upon liquidation), unless, in each case, (A) all cumulative dividends on the Series Z Shares due on or prior to the date of such action have been declared and paid (or shall have been declared and sufficient funds for the payment thereof deposited with the applicable dividend-disbursing agent) or (B) the Corporation has redeemed the Series Z Shares or set aside liquid assets sufficient therefor.

                      (iii) Any dividend payment made on the Series Z Shares shall first be credited against the dividends accumulated with respect to the earliest dividend period for which dividends have not been paid.

                  (c) Not later than the Business Day immediately preceding each Dividend Payment Date, the Corporation shall deposit with the dividend-disbursing agent cash or cash equivalents having an initial combined value sufficient to pay the dividends that are payable on such Dividend Payment Date, which cash equivalents (if any) shall mature on or prior to such Dividend Payment Date. The Corporation may direct the dividend-disbursing agent with respect to the investment of any such cash or cash equivalents, provided that such investment consists exclusively of cash or cash equivalents, and provided further that the proceeds of any such investment will be available at the opening of business on such Dividend Payment Date.

                  (d) Notwithstanding anything to the contrary contained herein or in the Certificate of Incorporation, no dividends may be paid in respect of the Series Z Shares if after giving effect to the payment of such dividend the Corporation would not be able to pay its debts as such debts become due in the ordinary course of business or the Corporation's total assets would be less than the sum of its total liabilities.

         Section 3. Liquidation Rights. The Series Z Shares will have a liquidation preference equal to $500 per Series Z Share (the "Liquidation Preference") plus accumulated and unpaid dividends and will be redeemable at the option of the Corporation in whole or in part at any time in an amount equal to the Liquidation Preference plus accumulated and unpaid dividends thereon calculated as of the date of redemption.

         Section 4. Asset Coverage. The Corporation shall not issue or sell any Preferred Shares (including, without limitation, the Series Z Shares) unless immediately thereafter the Preferred Shares (including, without limitation, the Series Z Shares) will have an asset coverage of at least 200%, as required under the Investment Company Act of 1940 (the "Investment Company Act"). Furthermore, the Corporation may not declare or pay any dividend or distribution with respect to the Common Shares unless the Preferred Shares (including, without limitation, the Series Z Shares) have, at the time of the dividend or distribution, an asset coverage of at least 200% after deducting the amount of the dividend or distribution.

              Section 5. Voting Rights.

                  (a) General.

                      Except as otherwise provided in the Certificate of Incorporation, the By-Laws or a resolution of the Board of Directors, or as required by applicable law, holders of the Series Z Shares shall have no power to vote on any matter except matters submitted to a vote of the Common Shares. In any matter submitted to a vote of the holders of the Common Shares, each holder of the Series Z Shares shall be entitled to one vote for each Series Z Share held and the holders of the outstanding Preferred Shares, including the Series Z Shares, and the Common Shares shall vote together as a single class; provided, however, that at any meeting of the stockholders of the Corporation held for the election of Directors, the holders of the outstanding Preferred Shares, including the Series Z Shares, shall be entitled, as a class, to the exclusion of the holders of all other securities and classes or series of Shares of the Corporation, to elect a number of the Corporation's Directors, such that following the election of Directors at the meeting of the Members, the Corporation's Board of Directors shall contain two Directors elected by the holders of the outstanding Preferred Shares, including the Series Z Shares. Subject to paragraph 5(b) hereof, the holders of the outstanding Shares of the Corporation, including the holders of outstanding Preferred Shares (including the Series Z Shares) voting as a single class, shall elect the balance of the Directors.

                  (b) Right to Elect Majority of Board of Directors.

                      Subject to the rights of any creditors of the Corporation, during any period in which any one or more of the conditions described below shall exist (such period being referred to herein as a "Voting Period"), the number and/or composition of Directors constituting the Board of Directors shall be adjusted as necessary to permit the holders of outstanding Preferred Shares, including the Series Z Shares, voting separately as one class (to the exclusion of the holders of all other securities and classes and series of Shares of the Corporation) to elect the number of Directors that, when added to the two Directors elected exclusively by the holders of Preferred Shares pursuant to paragraph 5(a) above, would constitute a simple majority of the Board of Directors as so adjusted. The Corporation and the Board of Directors shall take all necessary actions, including effecting the removal of Directors or amendment of the Certificate of Incorporation, to effect an adjustment of the number and/or composition of Directors as described in the preceding sentence. A Voting Period shall commence:

                      (i) if at any time accumulated dividends (whether or not earned or declared, and whether or not funds are then legally available in an amount sufficient therefor) on the Series Z Shares equal to at least two full years' dividends shall be due and unpaid and sufficient cash or specified securities shall not have been deposited with the dividend-disbursing agent for the payment of such accumulated dividends; or

                      (ii) if at any time holders of any other Preferred Shares are entitled to elect a majority of the Directors of the Corporation under the Investment Company Act or Certificate of Designations creating such shares.

                  Upon the termination of a Voting Period, the voting rights described in this paragraph 5(b) shall cease, subject always, however, to the reverting of such voting rights in the holders of Preferred Shares upon the further occurrence of any of the events described in this paragraph 5(b).

                  (c) Right to Vote with Respect to Certain Other Matters.

                      So long as the Series Z Shares are outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority of the Series Z Shares outstanding at the time and present and voting on such matter, voting separately as one class, amend, alter or repeal the provisions of this Certificate of Designations so as to in the aggregate adversely affect the rights and preferences set forth in this Certificate of Designations. To the extent permitted under the Investment Company Act, in the event that more than one series of Preferred Shares are outstanding, the Corporation shall not effect any of the actions set forth in the preceding sentence which in the aggregate adversely affects the rights and preferences set forth in the Certificates of Designations for a series of Preferred Shares differently than such rights and preferences for any other series of Preferred Shares without the affirmative vote of the holders of at least a majority of the Preferred Shares outstanding and present and voting on such matter of each series adversely affected (each such adversely affected series voting separately as a class to the extent its rights are affected differently). The holders of the Series Z Shares shall not be entitled to vote on any matter that affects the rights or interests of only one or more other series of Preferred Shares. The Corporation shall notify any rating agency rating any series of Preferred Shares at least ten Business Days prior to any such vote described above. Unless a higher percentage is required under the Certificate of Incorporation, By-Laws or applicable provisions of the Delaware General Corporation Law or the Investment Company Act, the affirmative vote of the holders of a majority of the outstanding Preferred Shares, including the Series Z Shares, voting together as a single class, will be required to approve any plan of reorganization adversely affecting the Preferred Shares or any action requiring a vote of security holders under Section 13(a) of the Investment Company Act. For purposes of this paragraph 5(c), the phrase "vote of the holders of a majority of the outstanding Preferred Shares" (or any like phrase) shall mean, in accordance with Section 2(a)(42) of the Investment Company Act, the vote, at the annual or a special meeting of the stockholders of the Corporation duly called (i) of 67 percent or more of the Preferred Shares present at such meeting, if the holders of more than 50 percent of the outstanding Preferred Shares are present or represented by proxy; or (ii) of more than 50 percent of the outstanding Preferred Shares, whichever is less. The class vote of holders of Preferred Shares described above will in each case be in addition to a separate vote of the requisite percentage of Common Shares and Preferred Shares, including the Series Z Shares, voting together as a single class, necessary to authorize the action in question. An increase in the number of authorized Preferred Shares pursuant to the Certificate of Incorporation or the issuance of additional shares of any series of Preferred Shares (other than the Series Z Shares) pursuant to the Certificate of Incorporation shall not in and of itself be considered to adversely affect the rights and preferences of the Preferred Shares.

                  (d) Voting Procedures.

                      (i) As soon as practicable after the accrual of any right of the holders of Preferred Shares to elect additional Directors as described in paragraph 5(b) above, the Corporation shall call a special meeting of such holders and instruct the dividend-disbursing agent to mail a notice of such special meeting to such holders, such meeting to be held not less than 10 nor more than 20 days after the date of mailing of such notice. If the Corporation fails to send such notice to the dividend-disbursing agent or if the Corporation does not call such a special meeting, it may be called by any such holder on like notice. The record date for determining the holders entitled to notice of and to vote at such special meeting shall be the close of business on the day on which such notice is mailed or such other date as the Board of Directors shall determine. At any such special meeting and at each meeting held during a Voting Period, such holders of Preferred Shares, voting together as a class (to the exclusion of the holders of all other securities and classes and series of Shares of the Corporation), shall be entitled to elect the number of Directors prescribed in paragraph 5(b) above on a one-vote-per-share basis. At any such meeting, or adjournment thereof in the absence of a quorum, a majority of such holders present in person or by proxy shall have the power to adjourn the meeting without notice, other than by an announcement at the meeting, to a date not more than 120 days after the original record date.

                      (ii) The terms of office of all persons who are Directors of the Corporation at the time of a special meeting of holders of Preferred Shares to elect Directors and who remain Directors following such meeting shall continue, notwithstanding the election at such meeting by such holders of the number of Directors that they are entitled to elect, and the persons so elected by such holders, together with the two incumbent Directors elected by the holders of Preferred Shares, and the remaining incumbent Directors elected by the holders of the Common Shares and Preferred Shares, shall constitute the duly elected Directors of the Corporation.

                      (iii) Upon the expiration of a Voting Period, the terms of office of the additional Directors elected by the holders of Preferred Shares pursuant to paragraph 5(b) above shall expire at the earliest time permitted by law, and the remaining Directors shall constitute the Directors of the Corporation and the voting rights of such holders of Preferred Shares, including the Series Z Shares, to elect additional Directors pursuant to paragraph 5(b) above shall cease, subject to the provisions of the last sentence of paragraph 5(b). Upon the expiration of the terms of the Directors elected by the holders of Preferred Shares pursuant to paragraph 5(b) above, the number of Directors shall be automatically reduced to the number of Directors on the Board of Directors immediately preceding such Voting Period.

                  (e) Exclusive Remedy.

Unless otherwise required by law, the holders of the Series Z Shares shall not have any rights or preferences other than those specifically set forth herein. The holders of the Series Z Shares shall have no preemptive rights or rights to cumulative voting. In the event that the Corporation fails to pay any dividends on the Series Z Shares, the exclusive remedy of the holders shall be the right to vote for Directors pursuant to the provisions of this paragraph 5.

         Section 6. Put Right. If a Public Market Event occurs, the holder of a Series Z Share may, at any time after the seventh anniversary of the issuance of such share, require the Corporation to redeem the Series Z Shares of the holder at a price equal to $500 per Series Z Share plus accumulated and unpaid dividends. Any such right shall be exercised by a written request tendering such share for redemption and payment.

         Section 7. Call Right. The Corporation may, at any time, redeem any or all Series Z Share at a price equal to the Liquidation Preference plus any accumulated and unpaid dividends.

         Section 8. Junior Securities. With respect to dividend rights and the distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the Series Z Shares shall rank on a parity with the Special Share, as created pursuant to a Certificate of Designations dated April [ ], 2005 and prior to the Corporation's Common Stock and all other classes and series of capital stock of the Corporation currently outstanding or hereafter issued by the Corporation.

         Section 9. Book-Entry. The Series Z Shares will be issued in book entry form, and no holder of the Series Z Shares will be entitled to a share certificate therefor unless the Board of Directors approves the issuance of Series Z Shares certificates.

         Section 10. Transfers of Series Z Shares. The Series Z Shares shall not be transferred unless (i) the prior written consent of the Investment Manager has been obtained by the proposed transferor, which consent may be withheld for any reason or for no reason in the Investment Manager's sole discretion, and (ii) the proposed transferee has demonstrated to the satisfaction of the Investment Manager, in the Investment Manager's sole discretion, that it is an "accredited investor" within the meaning given to such term under Regulation D of the Securities Act of 1933, as amended. Any proposed transfer in violation of this Section 7 shall be void and have no effect.

         Section 11. Regulations. The Board of Directors may make such additional rules and regulations, not inconsistent with this Certificate of Designations, as it may deem expedient concerning the issue, transfer and registration of any certificates (if any such certificates are issued) for the Series Z Shares. It may appoint, or authorize any officer or officers of the Corporation to appoint, one or more transfer agents or one or more transfer clerks and one or more registrars.

         Section 12. Other Rights or Preferences. Unless otherwise required by law, the Series Z Shares shall not have any rights or preferences other than those set forth herein or in the Certificate of Incorporation.

         Section 13. Business Day. Business Day shall mean any day on which banks in New York, New York are open for business or such other day classified as a business day according to such criteria as the Corporation may adopt from time to time.

         IN WITNESS WHEREOF, BlackRock Kelso Capital Corporation has caused this Statement of Preferences to be signed, as of this 14th day of April, 2005.

                                    BLACKROCK KELSO CAPITAL CORPORATION

                                    By:
                                        ------------------------------------
                                        Name:
                                        Title: